Exhibit 99.1
Planet Reports Financial Results for Third Quarter of Fiscal Year 2023
Delivers Record Third Quarter Revenue of $49.7 Million, up 57% Year-over-Year
Expands YoY Third Quarter GAAP Gross Margin Expansion to 50% from 34%
Increases Full Year Revenue Guidance for FY’23 to $188-192 million, or 45% YoY Growth at the Midpoint

San Francisco, CA – December 14, 2022 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for its fiscal third quarter for the period ended October 31, 2022, demonstrating continued growth and momentum of its unique data subscription business.

“We delivered another quarter of great results, which we believe is a testament to the strong execution across the company and the mission-critical nature of our data,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “We saw great momentum in the government segment and announced multiple exciting new strategic partnerships in the commercial sector. Planet’s growth continues to be underpinned by global, secular tailwinds that are driving demand for our solutions. Our data helps enable customers and partners to address today’s most complex issues, ranging from climate risk and adaptation to geopolitical security.”

Ashley Johnson, Planet’s Chief Financial and Operating Officer, added, “For the third quarter of fiscal year 2023, we delivered $49.7 million in revenue, a growth rate of 57% year-over-year, expanded Non-GAAP Gross Margin to 54%, and ended the quarter with $425 million of cash, cash equivalents and short-term investments. Q3 marked another great quarter for Planet and we expect to close out the year strong with the quarter ahead.”

Fiscal Third Quarter 2022 Financial and Key Metric Highlights:
•Third quarter revenue increased 57% year-over-year to $49.7 million.
•Percent of Recurring Annual Contract Value (ACV) for the third quarter was 94%.
•End of Period (EoP) Customer Count increased 16% year-over-year to 864 customers.
•Net dollar retention rate for the quarter was 123%, while net dollar retention rate with winbacks was 125%.
•Third quarter gross margin expanded to 50%, compared to 34% in the third quarter of fiscal year 2022.
•Third quarter Non-GAAP Gross Margin(1) expanded to 54%, compared to 35% in the third quarter of fiscal year 2022.
•Ended the quarter with $425 million in cash, cash equivalents and short-term investments.

(1) Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how Planet calculates the non-GAAP financial measures presented herein. In addition, please find below a reconciliation to the most directly comparable U.S. GAAP financial measure.

Recent Business Highlights:

Growing Customer and Partner Relationships:
•Accenture: Planet announced a collaboration agreement with Accenture, through its Accenture Ventures Project Spotlight initiative, to combine Planet’s high frequency satellite data with Accenture’s industry and technology expertise. Planet and Accenture plan to collaborate on an array of sustainability and impact initiatives, including traceable supply chain strategy and data-based climate risk assessments to mitigate disruption across global value chains.
•Amazon Web Services (AWS): Planet data can now be directly embedded into AWS SageMaker, enabling data scientists and machine learning (ML) engineers to acquire global, daily satellite data to build, train, and deploy ML models using geospatial data with greater efficiency. This new collaboration with AWS enables a go-to-market strategy to accelerate data access within geospatial tools and cloud platforms.

•Microsoft: Planet expanded its work with Microsoft's AI for Good Lab. Planet will be supplying satellite data to support African climate adaptation projects developed out of the first global expansion of AI for Good Labs into Nairobi, Kenya and Cairo, Egypt. This work builds on prior projects including a collaboration with Microsoft and The Nature Conservancy on the Global Renewables Watch, which is mapping the world's utility-scale solar and wind installations, and the creation of a building damage assessment tool of Ukraine used by the United Nations.
•International Ministry of Defense Customer: During the quarter, Planet closed a renewal and expansion contract with an international ministry of defense customer worth greater than $10 million over the next 12 months. Planet has partnered with this customer for over 3 years and is proud to continue supporting their geospatial needs.
•ZEP-RE: Planet signed a new deal with ZEP-RE, a reinsurance provider based in Nairobi, Kenya. ZEP-RE is leveraging Planet’s Basemaps products to enhance drought risk protection in the Horn of Africa. Working with Planet, they aim to expand their insurance program from supporting 150,000 to over 250,000 pastoralists. In the process, ZEP-RE is seeking to generate a drought index that can be customized to locations to determine payout amounts, generate premium rates, and enable faster claims.
•Ukraine: Planet continued to support the critical response efforts in Ukraine by providing imagery to governments, aid and relief organizations, think tanks and the media.

Bringing New Technologies to Market:
•Salo Sciences: Planet signed an agreement to acquire Salo Sciences, Inc., an innovative, San Francisco-based climate technology company specializing in measuring Earth’s constantly changing ecosystems. Salo Sciences’ current products include a Planet-powered forest carbon measurement tool that can help enable climate, sustainable land use solutions, and much more. With this acquisition, and using PlanetScope data as a foundational layer, Planet plans to further develop its offerings to help customers monitor forest change, quantify carbon stocks, track carbon offsets and mitigate climate risks. The acquisition is expected to close early next year and is subject to customary closing conditions.
•Enhanced Analytics: Planet is now offering an improved vessel detection algorithm that increases the company’s ability to support Maritime Domain Awareness activities and missions. The new algorithm brings enhanced performance enabling Planet to better monitor millions of km2 of open ocean including the South China Sea, Gulf of Mexico and other high traffic areas. This renewed investment in its ship detection capabilities will allow Planet’s customers to track the movement of vessels across the globe, from ports to strategic waterways, empowering them to make more strategic decisions.

Impact and Education:
•Nonprofit and NGO Program: Planet launched an offering that provides access to Planet imagery and support services specifically for nonprofits and non-governmental organizations (NGOs) to help users better extract information, create applications that power decisions and enable action, and potentially incubate powerful new use cases relevant to commercial market segments.
•COP27 and COP15: Planet presented at both the United Nations climate change conference (COP27) and its convention on biological diversity (COP15), announcing a string of partnerships at each. This ranged from using satellites to monitor key biodiversity areas to the intent to create a location dataset for global supply chains that aims to increase resilience. These types of collaborations can bring critical data to support measurement to accelerate humanity’s critical environmental ambitions.

Financial Outlook
For the fourth quarter of fiscal year 2023, Planet expects revenue to be in the range of approximately $50 million to $54 million, representing approximately 40% year-over-year growth at the midpoint. Non-GAAP Gross Margin is expected to be between approximately 56% to 59%. Adjusted EBITDA is expected to be between approximately ($21) million and ($16) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 8% and 11% of revenue for the fourth quarter.

For fiscal year 2023, Planet has increased its revenue outlook and expects it to be in the range of approximately $188 million to $192 million, representing approximately 45% growth at the midpoint. Non-GAAP Gross Margin is expected to be between approximately 52% to 53%. Adjusted EBITDA is expected to be between approximately ($60) million and ($56) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 8% to 9% for the full fiscal year 2023.

Planet has not reconciled its Non-GAAP Gross Margin outlook, which is derived from Non-GAAP Gross Profit, or Adjusted EBITDA outlook to their most directly comparable GAAP measures (gross profit and net loss, respectively) because certain items that impact gross profit and net loss, such as stock-based compensation expenses and (in the case of Adjusted EBITDA) depreciation and amortization, are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the fourth quarter of fiscal year 2023 and fiscal year 2023 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Non-GAAP Gross Margin outlook and Adjusted EBITDA outlook to gross profit margin and net loss, respectively, is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, December 14, 2022. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.netroadshow.com/events/login?show=c6456d36&confId=44766. You will then receive your access details via email.

Additionally, a supplemental presentation has been made available on Planet’s investor relations page.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites, capturing over 30 TB of data per day. Planet provides mission-critical data, advanced insights, and software solutions to over 800 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation trading on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on Twitter.

Planet’s Use of Non-GAAP Financial Measures

This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, which is derived from Non-GAAP Gross Profit, certain Non-GAAP Expenses described further below, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share and Adjusted EBITDA which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company believes these non-GAAP financial measures are useful in evaluating its operating performance, as they are similar to measures reported by the Company’s public competitors and are regularly used by analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Further, the Company believes such non-GAAP measures are helpful in highlighting trends in the Company’s operating results because they exclude items that are not indicative of the Company’s core operating performance. In addition, the Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Specifically, these measures should not be considered as an alternative to cost of revenue, gross profit, operating expenses, operating income, net income, earnings per share, or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Further, the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy.

Planet calculates these non-GAAP financial measures as follows:

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation expenses and amortization of acquired intangible assets classified as cost of revenue, and Non-GAAP Gross Margin as the percentage of Non-GAAP Gross Profit to revenue.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation expenses and amortization of acquired intangible assets that are classified within each of the corresponding U.S. GAAP financial measures.

Non-GAAP Loss from Operations: The Company defines and calculates Non-GAAP Loss from Operations as loss from operations adjusted for stock-based compensation expenses and amortization of acquired intangible assets.

Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share: The Company defines and calculates Non-GAAP Net Loss as net loss adjusted for stock-based compensation expenses, amortization of acquired intangible assets and the tax effects of the adjustments. The Company defines and calculates Non-GAAP Net Loss per Diluted Share as Non-GAAP Net Loss divided by diluted weighted-average common shares outstanding.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation; change in fair value of convertible notes and warrant liabilities; gain or loss on the extinguishment of debt; and non-operating income and expenses such as foreign currency exchange gain or loss.

Other Key Metrics

Percent of Recurring ACV: The Company defines Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in its ACV Book of Business at a specific point in time. The Company defines ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. The Company believes Percent of Recurring ACV is a useful metric for investors and management to track as it helps to illustrate how much of its revenue comes from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. In calculating Percent of Recurring ACV, management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period. It defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses its data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of the Company, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of its platform and is a measure of its success in growing its market presence and penetration. In calculating EoP Customer Count, management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Net Dollar Retention Rate including Winbacks: The Company defines Net Dollar Retention Rate including winbacks as the percentage of ACV generated by existing customers and winbacks in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. A winback is a previously existing customer who was inactive at the start of the fiscal year, but has reactivated during the same fiscal year period. The reactivation period must be within 24 months from the last active contract with the customer; otherwise, the customer is assumed as a new customer. We believe this metric is useful to investors as it captures the value of customer contracts that resume business with the Company after being inactive and thereby provides a quantification of the Company’s ability to recapture lost business. Management applies judgment in determining the value of active contracts in a given period, as set forth in the definition of ACV above. Management uses this metric to understand the adoption of our products and long-term customer retention, as well as the success of marketing campaigns and sales initiatives in re-engaging inactive customers.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The

Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s ability to capture market opportunity; whether and when the Company will be able to execute on its growth initiatives; whether the Company will be able to successfully close the agreement to acquire Salo Sciences, Inc. in a timely manner, or at all; whether the Company will realize any of the potential benefits from strategic acquisitions, such as the Salo Sciences, Inc. acquisition; whether the Company will be able to successfully build or deploy its satellites, including new satellites that are in development; whether the Company will be able to continue to scale its organization and operating results; how the Company will execute on its partnerships and contracts and how the Company’s partners and customers will utilize the Company’s data; and the Company’s financial outlook. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “continue” and similar expressions or the negative thereof, or discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history making it difficult to predict its future operating results; the Company’s expectations that its operating expenses will increase substantially for the foreseeable future; whether the market for the Company’s products and services that is built upon its data set, which has not existed before, will grow as expected; the Company’s ability to manage its growth effectively; whether current customers or prospective customers adopt the Company’s platform; whether the Company will be able to compete effectively with the increasing competition in its market from commercial entities and governments; the Company’s ability to continue to capture certain high-value government procurement contracts; the Company’s ability to obtain or maintain regulatory approvals and/or adhere to regulatory requirements, including those related to the Company’s ability to operate as a government contractor with the required security clearances; changes in government policies regarding the use of commercial data or satellite operators, material delay or cancellation of certain government programs, government spending authorizations and budgetary priorities; changes in general global economic conditions, the Company’s operations (including the development, launch and operation of satellites) or other unforeseen circumstances that may alter or delay the Company’s ability to perform under future contracts and may impact the renewal and final profitability of such contracts; the cancellation of contracts by the government and any potential contract options which may or may not be exercised by the government in the future; whether the Company is subject to any risks as a result of its global operations, including, but not limited to, being subject to any hostile actions by a government or other state actor; the Company’s international operations creating business and economic risks that could impact its operations and financial results; the interruption or failure of the Company’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events that limit its ability to perform its daily operations effectively and provide its products and services; whether the Company experiences any adverse events, such as delayed launches, launch failures, its satellites failing to reach their planned orbital locations, its satellites failing to operate as intended, being destroyed or otherwise becoming inoperable, the cost of satellite launches significantly increasing and/or satellite launch providers not having sufficient capacity; the Company’s satellites not being able to capture Earth images due to weather, natural disasters or other external factors, or as a result of its constellation of satellites having restrained capacity; if the Company is unable to develop and release product and service enhancements to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner; downturns or volatility in general economic conditions, including as a result of the current COVID-19 pandemic, including any variants thereof, or any other outbreak of an infectious disease; the effects of acts of terrorism, war or political instability, both domestically and internationally, including the current events involving Russia and Ukraine, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions; the loss of one or more of the Company’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future; the Company’s ability to raise adequate capital, including on acceptable terms, to finance its business strategies; how rules and regulations in the Company’s highly regulated industry may impact its business; if the Company fails to maintain effective internal controls over financial reporting at a reasonable assurance level; and the other factors described under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (SEC) and any subsequent filings with the SEC the Company may make. Copies of each filing may be obtained from the Company or the SEC (including the Quarterly Report on Form 10-Q filed December 14, 2022). All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances. The Company’s results for the quarter ended October 31, 2022 are not necessarily indicative of its operating results for any future periods.

PLANET
CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands, except share and par value amounts)	October 31, 2022	January 31, 2022
Assets
Current assets
Cash and cash equivalents	$199,124	$490,762
Short-term investments	226,163	—
Accounts receivable, net	29,009	44,373
Prepaid expenses and other current assets	26,347	16,385
Total current assets	480,643	551,520
Property and equipment, net	115,385	133,280
Capitalized internal-use software, net	11,181	10,768
Goodwill	103,219	103,219
Intangible assets, net	12,419	14,197
Restricted cash, non-current	5,163	5,743
Operating lease right-of-use assets	15,806	—
Other non-current assets	3,412	2,714
Total assets	$747,228	$821,441
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,557	$2,850
Accrued and other current liabilities	42,629	48,823
Deferred revenue	47,698	64,233
Liability from early exercise of stock options	13,446	16,135
Operating lease liabilities, current	3,538	—
Total current liabilities	109,868	132,041
Deferred revenue	—	3,579
Deferred hosting costs	9,853	12,149
Public and private placement warrant liabilities	17,855	23,224
Deferred rent	—	798
Operating lease liabilities, non-current	14,024	—
Other non-current liabilities	1,461	1,405
Total liabilities	153,061	173,196
Commitments and contingencies
Stockholders’ equity
Common stock	27	27
Additional paid-in capital	1,494,652	1,423,151
Accumulated other comprehensive income	943	2,096
Accumulated deficit	(901,455)	(777,029)
Total stockholders’ equity	594,167	648,245
Total liabilities and stockholders’ equity	$747,228	$821,441

PLANET
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands, except share and per share amounts)	2022	2021	2022	2021
Revenue	$49,704	$31,700	$138,281	$94,063
Cost of revenue	24,728	20,811	73,333	59,757
Gross profit	24,976	10,889	64,948	34,306
Operating expenses
Research and development	27,598	14,959	79,085	39,521
Sales and marketing	19,383	12,441	57,721	33,691
General and administrative	20,627	11,800	61,128	31,939
Total operating expenses	67,608	39,200	197,934	105,151
Loss from operations	(42,632)	(28,311)	(132,986)	(70,845)
Interest income	2,853	8	4,276	12
Interest expense	—	(2,612)	—	(7,750)
Change in fair value of convertible notes and warrant liabilities	(19)	(10,172)	5,369	(11,429)
Other income (expense), net	1	(60)	123	(325)
Total other income (expense), net	2,835	(12,836)	9,768	(19,492)
Loss before provision for income taxes	(39,797)	(41,147)	(123,218)	(90,337)
Provision for income taxes	439	394	907	822
Net loss	$(40,236)	$(41,541)	$(124,125)	$(91,159)
Basic and diluted net loss per share attributable to common stockholders	$(0.15)	$(0.88)	$(0.47)	$(1.97)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	267,947,661	47,137,377	266,104,962	46,360,220

PLANET
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2022	2021	2022	2021
Net loss	$(40,236)	$(41,541)	$(124,125)	$(91,159)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(235)	139	82	335
Change in fair value of available-for-sale securities	(1,538)	—	(1,235)	—
Other comprehensive income (loss), net of tax	(1,773)	139	(1,153)	335
Comprehensive loss	$(42,009)	$(41,402)	$(125,278)	$(90,824)

PLANET
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended October 31,
(In thousands)	2022	2021
Operating activities
Net loss	$(124,125)	$(91,159)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	33,997	33,865
Stock-based compensation, net of capitalized cost	59,841	12,619
Change in fair value of convertible notes and warrant liabilities	(5,369)	11,429
Deferred income taxes	39	406
Amortization of debt discount and issuance costs	—	2,328
Other	516	140
Changes in operating assets and liabilities
Accounts receivable	15,237	32,336
Prepaid expenses and other assets	(9,472)	(12,860)
Accounts payable, accrued and other liabilities	(8,649)	2,061
Deferred revenue	(19,382)	(17,401)
Deferred hosting costs	(1,751)	6,759
Deferred rent	—	(1,539)
Net cash used in operating activities	(59,118)	(21,016)
Investing activities
Purchases of property and equipment	(9,008)	(6,051)
Capitalized internal-use software	(1,737)	(2,678)
Maturities of available-for-sale securities	13,000	—
Purchases of available-for-sale securities	(239,321)	—
Other	(412)	(454)
Net cash used in investing activities	(237,478)	(9,183)
Financing activities
Proceeds from the exercise of common stock options	10,909	6,866
Class A common stock withheld to satisfy employee tax withholding obligations	(4,328)	—
Proceeds from the early exercise of common stock options	—	17,928
Payment of transaction costs related to the Business Combination	(326)	(5,281)
Other	122	—
Net cash provided by financing activities	6,377	19,513
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,781)	(807)
Net decrease in cash, cash equivalents and restricted cash	(292,000)	(11,493)
Cash, cash equivalents and restricted cash at the beginning of the period	496,814	76,540
Cash, cash equivalents and restricted cash at the end of the period	$204,814	$65,047

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2022	2021	2022	2021
Net loss	$(40,236)	$(41,541)	$(124,125)	$(91,159)
Interest expense	—	2,612	—	7,750
Interest income	(2,853)	(8)	(4,276)	(12)
Income tax provision	439	394	907	822
Depreciation and amortization	10,785	11,349	33,997	33,865
Change in fair value of convertible notes and warrant liabilities	19	10,172	(5,369)	11,429
Stock-based compensation	19,438	4,643	59,841	12,619
Other (income) expense	(1)	60	(123)	325
Adjusted EBITDA	$(12,409)	$(12,319)	$(39,148)	$(24,361)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2022	2021	2022	2021
Reconciliation of cost of revenue:
GAAP cost of revenue	$24,728	$20,811	$73,333	$59,757
Less: Stock-based compensation	1,317	226	3,992	688
Less: Amortization of acquired intangible assets	366	—	1,163	—
Non-GAAP cost of revenue	$23,045	$20,585	$68,178	$59,069

Reconciliation of gross profit:
GAAP gross profit	$24,976	$10,889	$64,948	$34,306
Add: Stock-based compensation	1,317	226	3,992	688
Add: Amortization of acquired intangible assets	366	—	1,163	—
Non-GAAP gross profit	$26,659	$11,115	$70,103	$34,994
GAAP gross margin	50%	34%	47%	36%
Non-GAAP gross margin	54%	35%	51%	37%

Reconciliation of operating expenses:
GAAP research and development	$27,598	$14,959	$79,085	$39,521
Less: Stock-based compensation	7,910	1,720	24,642	4,068
Less: Amortization of acquired intangible assets	—	—	—	—
Non-GAAP research and development	$19,688	$13,239	$54,443	$35,453
GAAP sales and marketing	$19,383	$12,441	$57,721	$33,691
Less: Stock-based compensation	3,221	677	10,615	1,959
Less: Amortization of acquired intangible assets	153	—	458	—
Non-GAAP sales and marketing	$16,009	$11,764	$46,648	$31,732
GAAP general and administrative	$20,627	$11,800	$61,128	$31,939
Less: Stock-based compensation	6,990	2,020	20,592	5,904
Less: Amortization of acquired intangible assets	80	362	240	1,088
Non-GAAP general and administrative	$13,557	$9,418	$40,296	$24,947

Reconciliation of loss from operations
GAAP loss from operations	$(42,632)	$(28,311)	$(132,986)	$(70,845)
Add: Stock-based compensation	19,438	4,643	59,841	12,619
Add: Amortization of acquired intangible assets	599	362	1,861	1,088
Non-GAAP loss from operations	$(22,595)	$(23,306)	$(71,284)	$(57,138)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands, except share and per share amounts)	2022	2021	2022	2021
Reconciliation of net loss
GAAP net loss	$(40,236)	$(41,541)	$(124,125)	$(91,159)
Add: Stock-based compensation	19,438	4,643	59,841	12,619
Add: Amortization of acquired intangible assets	599	362	1,861	1,088
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss	$(20,199)	$(36,536)	$(62,423)	$(77,452)

Reconciliation of net loss per share, diluted

GAAP net loss	$(40,236)	$(41,541)	$(124,125)	$(91,159)
Non-GAAP net loss	$(20,199)	$(36,536)	$(62,423)	$(77,452)

GAAP net loss per share, basic and diluted (1)	$(0.15)	$(0.88)	$(0.47)	$(1.97)
Add: Stock-based compensation	0.07	0.10	0.22	0.27
Add: Amortization of acquired intangible assets	—	0.01	0.01	0.02
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss per share, diluted (2) (3)	$(0.08)	$(0.78)	$(0.23)	$(1.67)

Weighted-average shares used in computing GAAP net loss per share, basic and diluted (1)	267,947,661	47,137,377	266,104,962	46,360,220
Weighted-average shares used in computing Non-GAAP net loss per share, diluted (2)	267,947,661	47,137,377	266,104,962	46,360,220

(1) Basic and diluted GAAP net loss per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(2) Non-GAAP net loss per share, diluted is calculated using weighted-average shares, adjusted for dilutive potential shares assumed outstanding during the period. No adjustment was made to weighted-average shares for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(3) Totals may not sum due to rounding. Figures are calculated based upon the respective underlying non-rounded data.

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